ADMINISTRATION AGREEMENT

         AGREEMENT dated as of February 13, 2002, between AmeriPrime Funds (the "Trust"), an Ohio business trust, on behalf of the Cash Fund (the "Fund") and Cash Management Systems, Inc. ("CMS"), a Nevada Corporation.

         WHEREAS, the Trust has been organized to operate as an open-end management investment company registered under the Investment Company Act of 1940 (the "Act"); and

         WHEREAS, the Trust has entered into an Administrative Services Agreement with AmeriPrime Financial Services, Inc. for the provision of certain administrative services; and

         WHEREAS, the Trust wishes to retain CMS to perform certain additional administrative services as hereinafter described on behalf of the Fund; and

         WHEREAS, CMS wishes to provide such services to the Fund under the conditions set forth below;

         NOW, THEREFORE, in consideration of the premises and mutual covenants contained in this Agreement, the Trust and CMS agree as follows:

        1. Employment. The Trust, being duly authorized, hereby employs CMS to perform the administrative services described in this Agreement. CMS shall perform such administrative services upon the terms and conditions hereinafter set forth. Any administrative services undertaken by CMS pursuant to this Agreement, as well as any other activities undertaken by CMS on behalf of the Trust pursuant hereto, shall at all times be subject to any directives of the Board of Trustees of the Trust.

        2. Trust Administration. CMS shall give the Trust the benefit of its best judgment, efforts and facilities in rendering its services as administrator. CMS shall at all times conform to: (i) all applicable provisions of the Act and any rules and regulations adopted thereunder, (ii) the provisions of the Registration Statement of the Trust under the Securities Act of 1933 and the Act as amended from time to time, (iii) the provisions of the Agreement and Declaration of Trust and the By-Laws of the Trust, and (iv) any other applicable provisions of state and federal law.

           Subject to the direction and control of the Trust, CMS shall be primarily responsible for developing and maintaining the Fund's relationships with institutional clients and brokers. CMS shall: (i) design a multiple class structure for the Fund, (ii) negotiate with brokers and service providers to implement multiple classes for the Fund, (iii) complete or supervise filings with the Securities and Exchange Commissions and state securities commissions,
(iv) register trade names and service marks, (v) supervise asset conversions including shareholder communication and coordination among service providers,
(vi) develop and maintain relationships with key personnel within the institutional investor and broker community and (vii) monitor shareholder servicing and client satisfaction.

        3. Allocation of Charges and Expenses. CMS shall pay all operating expenses of the Fund, including the compensation and expenses of any employees of the Fund and of any other persons rendering any services to the Fund; clerical and shareholder service staff salaries; office space and other office expenses; fees and expenses incurred by the Fund in connection with membership in investment company organizations; legal, auditing and accounting expenses; expenses of registering shares under federal and state securities laws, including expenses incurred by the Fund in connection with the organization and initial registration of shares of the Fund; insurance expenses; fees and expenses of the custodian, transfer agent, dividend disbursing agent, shareholder service agent, plan agent, administrator (excluding fees and expenses payable to CMS under this Agreement), accounting and pricing services agent and underwriter of the Fund; expenses, including clerical expenses, of issue, sale, redemption or repurchase of shares of the Fund; the cost of preparing and distributing reports and notices to shareholders, the cost of printing or preparing prospectuses and statements of additional information for delivery to the Fund's current and prospective shareholders; the cost of printing or preparing stock certificates or any other documents, statements or reports to shareholders; expenses of shareholders' meetings and proxy solicitations; advertising, promotion and other expenses incurred directly or indirectly in connection with the sale or distribution of the Fund's shares (excluding expenses which the Fund is authorized to pay pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the "1940 Act")) or under the Fund's Shareholder Servicing Plan); and all other operating expenses not specifically assumed by the Fund.

            The Fund will pay all brokerage fees and commissions, taxes, borrowing costs (such as dividend expense on securities sold short and interest), fees and expenses of the non-interested person trustees and such extraordinary or non-recurring expenses as may arise, including litigation to which the Fund may be a party and indemnification of the Trust's trustees and officers with respect thereto. The Fund will also pay (a) expenses which it is authorized to pay pursuant to Rule 12b-1 under the 1940 Act, (b) expenses incurred pursuant to the Fund's Shareholder Servicing Plan and, (c) the fees paid pursuant to the Management Agreement between CMS and the Trust. CMS may obtain reimbursement from the Fund, at such time or times as CMS may determine in its sole discretion, for any of the expenses advanced by CMS, which the Fund is obligated to pay, and such reimbursement shall not be considered to be part of CMS' compensation pursuant to this Agreement.

        4. Record Keeping and Other Information. CMS shall create and maintain all necessary records in accordance with all applicable laws, rules and regulations, including but not limited to records required by Section 31 (a) of the Investment Company Act of 1940 and the rules thereunder, as the same may be amended from time to time, pertaining to the various functions performed by it and not otherwise created and maintained by another party pursuant to contract with the Trust. Where applicable, such records shall be maintained by CMS for the periods and in the places required by Rule 31 a-2 under the Investment Company Act of 1940.

        5. Audit, Inspection and Visitation. CMS shall make available to the Trust during regular business hours all records and other data created and maintained pursuant to the foregoing provisions of this Agreement for reasonable audit and inspection by the Trust or any regulatory agency having authority over the Trust.

        6. Compensation. For the performance of CMS's obligations under this Agreement, the Fund shall pay CMS, on the first business day following the end of each month, a fee equal to an annual rate of 0.18% of the Fund's average daily net assets.

        7. Limitation of Liability. Administrator may rely on information reasonably believed by it to be accurate and reliable. Except as may otherwise be required by the Act or the rules thereunder, neither Administrator nor its shareholders, officers, directors, employees, agents, control persons or affiliates of any thereof (collectively, the "CMS Employees") shall be subject to any liability for, or any damages, expenses or losses incurred by the Trust in connection with, any error of judgment, mistake of law, any act or omission in connection with or arising out of any services rendered under or payments made pursuant to this Agreement or any other matter to which this Agreement relates, except by reason of willful misfeasance, bad faith or gross negligence on the part of any such persons in the performance of the duties of Administrator under this Agreement or by reason of reckless disregard by any of such persons of the obligations and duties of Administrator under this Agreement. Any person, even though also a director, officer, employee, shareholder or agent of CMS, who may be or become an officer, trustee, employee or agent of the Trust, shall be deemed, when rendering services to the Trust or acting on any business of the Trust (other than services or business in connection with CMS's duties hereunder), to be rendering such services to or acting solely for the Trust and not as a director, officer, employee, shareholder or agent, or one under the control or direction of CMS, even though paid by it.

        8. Indemnification of Administrator. Subject to and except as otherwise provided in the Securities Act of 1933, as amended, and the Act, the Trust shall indemnify CMS and each CMS Employee (hereinafter collectively referred to as a "Covered Person") against all liabilities, including but not limited to amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and expenses, including reasonable accountants' and counsel fees, incurred by any Covered Person in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, before any court or administrative or legislative body, in which such Covered Person may be or may have been involved as a party or otherwise or with which such person may be or may have been threatened, while serving as administrator for the Trust or as a CMS Employee, or, thereafter, by reason of being or having been administrator for the Trust or a CMS Employee, including but not limited to liabilities arising due to any misrepresentation or misstatement in the Trust's prospectus, other regulatory filings, and amendments thereto, or in other documents originating from the Trust. In no case shall a Covered Person be indemnified against any liability to which such Covered Person would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties of such Covered Person.

        9. Services for Others. Nothing in this Agreement shall prevent CMS or any affiliated person of CMS from providing services for any other person, firm or corporation, including other investment companies; provided, however, that CMS expressly represents that it will undertake no activities which, in its judgment, will adversely affect the performance of its obligations to the Trust under this Agreement.

        10. Compliance with the Act. The parties hereto acknowledge and agree that nothing contained herein shall be construed to (a) require CMS to perform any services for the Fund which services could constitute acting as a distributor of shares of the Fund within the meaning of Section 12(b) of the Act or (b) cause CMS to be deemed an "investment adviser" of the Fund within the meaning of Section 2(a)(20) of the Act or (c) supersede or contravene the Prospectus or Statement of Additional Information of any series of the Trust or any provisions of the Act and the rules thereunder.

        11. Renewal and Termination. This Agreement shall become effective on the date first above written and shall remain in force for a period of two (2) years from such date, and from year to year thereafter, but only so long as such continuance is specifically approved at least annually by the vote of a majority of the Trustees who are not interested persons of the Trust or CMS, cast in person at a meeting called for the purpose of voting on such approval and by a vote of the Board of Trustees or of a majority of the Trust's outstanding voting securities. This Agreement may be terminated without the payment of any penalty by either party upon sixty (60) days' written notice to the other party. This Agreement shall terminate automatically in the event of its assignment. Upon the termination of this Agreement, the Trust shall pay CMS such compensation as may be payable for the period prior to the effective date of such termination.

        12. The Trust. The term "AmeriPrime Funds" means and refers to the Trustees from time to time serving under the Trust's Agreement and Declaration of Trust as the same may subsequently thereto have been, or subsequently hereto may be, amended. It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agent or employees of the Trust, personally, but bind only the trust property of the Trust. The execution and delivery of this Agreement have been authorized by the Trustees of the Trust and signed by an officer of the Trust, acting as such, and neither such authorization by such Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Trust.

        13. Miscellaneous. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Ohio. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

         IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

                                           AmeriPrime Funds


                                           By:______/s/________________________
                                               Kenneth Trumpfheller, President


                          Cash Management Systems, Inc.


                           By:__________/s/_____________
                              David Reavill, President